Exhibit 21

SUBSIDIARIES OF AGILYSYS, INC.

State or
jurisdiction of
organization or
Subsidiaries of Agilysys, Inc.	incorporation

Agilysys, Inc.	Ohio
Agilysys Canada Inc.	Ontario
Agilysys NV, LLC	Delaware
Agilysys HK Limited	Hong Kong
Agilysys MC Limited	Macau
Agilysys (Europe) Limited	England and Wales
Agilysys Europe Technology Solutions Limited	England and Wales
Agilysys Hospitality Solutions (Shanghai) Co., Ltd.	People’s Republic of China
Agilysys Singapore Pte. Ltd.	Singapore
Agilysys Technology Solutions Group, LLC	Delaware